Exhibit B

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: February 12, 2013

MESON CAPITAL PARTNERS LLC

By:	/s/ Ryan J. Morris
Name:	Ryan J. Morris
Title:	Managing Partner

MESON CAPITAL PARTNERS LP

By:	Meson Capital Partners, LLC, its General Partner

By:	/s/ Ryan J. Morris
Name:	Ryan J. Morris
Title:	Managing Member

RYAN J. MORRIS, INDIVIDUALLY

/s/ Ryan J. Morris
Ryan J. Morris